Exhibit 14.1
Code of Business Conduct and Ethics
The Board of Directors of American Software, Inc. (with its direct and indirect subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) to:

•	Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	Promote full, fair, accurate, timely and understandable disclosure;

•	Promote compliance with applicable laws, rules and regulations;

•	Ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	Deter wrongdoing.

All directors, officers, and employees of the Company (for purposes of the Code, collectively referred to as “employees”) are expected to be familiar with the Code and to adhere to all applicable principles and procedures.
The “Code of Ethics Contact Person,” who is responsible for administering the Code, is the Chief Financial Officer. Whenever conduct occurs that requires a report to the government or a regulatory body, the Code of Ethics Contact Person, under the direction of the Audit Committee, is responsible for complying with such reporting requirements.
If an employee does not believe it is appropriate or is not comfortable contacting the Code of Ethics Contact Person about a concern or complaint, he or she may contact the Chief Executive Officer or report the matter to the Audit Committee on the Company’s hotline reporting system described below. For purposes of the Code, references to the Chief Executive Officer include the Company’s President and Chief Executive Officer. All reports or complaints regarding accounting, internal accounting controls or auditing matters should be made through the hotline and can be reported anonymously.
The Company prefers that any individual who wishes to make a complaint or report a concern in connection with the Code identify himself or herself in order to assist in understanding the concerns expressed. However, the Company has created a hotline where employees may anonymously report known or suspected violations via telephone. The toll-free hotline access telephone number in the United States and Canada is 1-877-888-0002. International callers should place a collect call to 770-810-1147 in the United States, following the appropriate country-specific collect call procedures. Any person making a report in this manner should be prepared to provide as much detail as possible about the suspected violation, including the individuals involved, the nature of the violation, and any other information which may be helpful in the Company’s evaluation and, if necessary, investigation of the report. All correspondence and transcripts of telephone calls will be kept in confidence and acted upon only by designated personnel, unless disclosure is required or deemed advisable in connection with any investigation or report of the matter.
Honest and Candid Conduct
Each employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principles are inconsistent with integrity.
Each employee must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information when required by or consistent with the Company’s policies.

•	Observe both the form and spirit of applicable laws, governmental rules and regulations, accounting standards and Company policies.

•	Adhere to a high standard of business ethics.

Antitrust and Competition Laws
Antitrust and competition laws promote competition and discourage unfair business practices. The Company does not seek competitive advantages through illegal or unethical business practices, such as such as illegal agreements between competitors or price fixing. The Company competes fairly and complies with all applicable global competition laws.
Each employee must deal fairly with the Company’s customers, service providers, suppliers, competitors, contractors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing or practice. This includes, among other actions, discussing pricing with competitors, inducing a party to breach an existing agreement, or attempting to control market prices.
Bribery
A bribe is giving or offering to give anything of value to a government official to influence a discretionary decision, including cash, gifts, travel and entertainment, and offers of employment. Examples of bribes include payment to a government official to encourage a decision to award or continue business relations, to influence the outcome of a government audit or inspection, or to influence tax or other legislation.
The Company conducts its business in compliance with the anti-bribery laws that exist in all countries in which we have operations, employees or customers. The Company strictly prohibits bribes, kickbacks, illegal payments and any other offer of items of value made to government officials, or that may inappropriately influence or reward a customer to order, purchase or use the Company’s products and services. Because the Company and/or its employees may be held liable for bribes paid by a third party acting on the Company’s behalf, such as a reseller or consultant, employees should never allow such third parties to violate anti-bribery laws in connection with Company business, or enter into any transaction if an external party is suspected of engaging in bribery.
Gifts and Entertainment
Conflicts of interest can occur when an employee solicits or accepts gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors, or others seeking to do business with the Company. Gifts, meals and entertainment for customers and suppliers must support the legitimate business interests of the Company and should be reasonable and appropriate under the circumstances.
Employees should only accept gifts if they are modest and are not cash or cash equivalents. Employees should not accept or ask for any gift if doing so might compromise, or appear to compromise, the ability to make objective business decisions in the best interest of the Company, or if it might create a sense of obligation, compromise an employee’s professional judgment, or create the appearance of doing so.
Compliance
It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. While the Code does not attempt to identify all such laws, rules and regulations, the Company has deemed the following to be particularly noteworthy:

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Privacy: the Company is committed to maintaining the privacy, security and confidentiality of the personal information of customers, vendors and employees, and has implemented policies and procedures to protect such information.

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Environmental: the Company endeavors to not only comply with all applicable environmental laws, rules and regulations, but to conduct its business in ways that protect and preserve the environment and minimize any adverse environmental impact.

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Health and Safety: the Company endeavors to comply with all applicable health and safety laws, rules and regulations, including those of the Occupational Safety and Health Administration and comparable international regulatory bodies.

Human Rights
The Company supports human rights and seeks to protect human dignity and human rights in our global business practices. We make every effort to avoid causing or contributing to adverse human rights impacts through our own activities, and address such impacts when they occur. We also seek to prevent or mitigate adverse human rights impacts that are directly linked to our operations, products or services by our business relationships.
Harassment, Discrimination and Bullying
The Company does not tolerate harassment or bullying of or discrimination against any of its employees by other employees (whether supervisors or colleagues) or non-employees. Any form of harassment or discrimination, including, but not limited to, that which is related to an individual’s race, color, religion, sex, gender identity, sexual orientation, national origin, genetics, citizenship status, pregnancy, age, disability, veteran status, or political opinions, and any form of bullying, is a violation of this policy and will be treated as a disciplinary matter.
The Company administers all personnel actions and all aspects of employment, including recruitment, hiring, training, promotion, compensation and benefits, discipline, and termination of employment, without regard to any of the categories listed above, or any other status protected under federal, state or local law.
The Company will follow all harassment, discrimination or bullying complaints with an immediate investigation. Any individual found to have engaged in harassment, discrimination or bullying will be disciplined as appropriate up to and including discharge. The Company will not in any way retaliate against an employee, potential employee, or former employee who, in good faith, makes a complaint or report of harassment, discrimination or bullying or participates in an investigation of such a complaint or report.
Confidentiality
In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers and suppliers. Employees must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.
Conflicts of Interest
Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, or even the appearance of a conflict of interest, should be avoided.
A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if an employee, or a member of his or her family, received improper personal benefits as a result of his or her position in the Company. Any transaction or relationship that could reasonably be expected to create a conflict of interest should be discussed with the Code of Ethics Contact Person.
In particular, the following are likely to present conflict of interest situations for employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below:

•	Any significant ownership interest in any supplier;

•	Any consulting or employment relationship with any supplier or competitor;

•	Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	The receipt of gifts (except for gifts of nominal value) or excessive entertainment from any vendor or supplier with which the Company has current or prospective business dealings; and

•	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable employees are permitted to purchase or sell.

Such situations should always be discussed with the Code of Ethics Contact Person. Anything that would present a conflict for an employee would likely present a conflict for a member of his or her family as well.
Corporate Opportunities
Employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees are prohibited from using Company property, information or position for personal gain and from competing with the Company.
Sometimes the line between personal and Company benefits is difficult to draw, and sometimes certain activities may create both personal and Company benefits. Employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should first consult with the Code of Ethics Contact Person or the Audit Committee, as appropriate.
Protection and Proper Use of Company Assets
All employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for the legitimate business purposes of the Company.
Securities Trading and Hedging
It is against Company policy, and in many circumstances illegal, for an employee to profit from nonpublic information relating to the Company or any other company. No director or employee may purchase or sell any of the Company’s securities while in possession of material nonpublic information relating to the Company, nor purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company. In addition, no director or employee may engage in certain hedging transactions with respect to the Company’s securities.
The Code sets forth general principles and does not supersede the specific policies and procedures that are covered by the Company’s Securities Trading and Disclosure Policy. Any employee who is uncertain about the rules involving a purchase or sale of any Company securities, or any securities of companies with which he or she is familiar by virtue of his or her work for the Company, should consult with the General Counsel or Chief Financial Officer before making any such purchase or sale.
Disclosure Controls and Procedures
Each employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer (collectively, the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. The purpose of this requirement is to ensure that the Company’s public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each person having direct or supervisory authority regarding SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company and the business and financial operations of the Company.

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Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Investigation and Accountability
The Audit Committee is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. Any employee who becomes aware of an existing or potential violation of the Code is required to notify the Code of Ethics Contact Person, the Chief Executive Officer or the Audit Committee, as appropriate. Failure to do so is itself a violation of the Code.
Any questions relating to how the Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. An employee who is unsure of whether a situation violates the Code should discuss the situation with the Code of Ethics Contact Person, the Chief Executive Officer or the Chairman of the Audit Committee, as appropriate, to prevent possible misunderstandings and embarrassment at a later date.
The following procedures will be followed in investigating reported violations and enforcing the Code, and in reporting under the Code:

•	All complaints concerning accounting, internal accounting controls and auditing matters should be reported to and investigated by the Audit Committee.

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All other violations and potential violations will be reported by the Code of Ethics Contact Person (or the Chief Executive Officer or Chairman of the Audit Committee, as appropriate) to the Audit Committee in the case of a violation by a director or officer, or to the Chief Executive Officer in the case of a violation by any other employee, after appropriate investigation.

•	The Audit Committee and the Chief Executive Officer will take all appropriate action to investigate any violations reported to them.

•	If the Audit Committee determines that a violation has occurred, they will inform the Board of Directors.

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Upon determining that a violation has occurred, the Board of Directors or the Chief Executive Officer, as appropriate, will take such disciplinary or preventive action as they deem appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

Non-Retaliation Policy
It is against Company policy to retaliate against any person who provides truthful information about such person’s reasonable, good faith belief that a possible violation of the Code, a Company policy, or any applicable law has occurred. No employee may retaliate against any other person for good faith reporting of a potential violation.

Prohibited forms of retaliation include, but are not limited to, discharge, demotion, suspension, threats, harassment, bullying, or any type of discrimination with respect to a person’s terms or conditions of employment. Anyone who retaliates against a person for making a good faith report or for participating in the investigation of a violation will be subject to disciplinary action, which may include termination.
Signature and Acknowledgement
All new employees must sign an acknowledgement form confirming that they have read the Code and agree to abide by its provisions. All employees will be required to make similar acknowledgements on a periodic basis. Failure to read the Code or sign the acknowledgement form does not excuse an employee from compliance with the Code.
Publication of the Code; Amendments and Waivers
The Code will be posted and maintained on the Company’s website and such posting will be disclosed in the Company’s Annual Report on Form 10-K, or by reference to the Company’s Proxy Statement if permitted by SEC rules. The Annual Report on Form 10-K or Proxy Statement also will state that amendments to and waivers of the Code with respect to executive officers and directors will be posted on the Company’s website.
While waivers of the Code are not anticipated, any amendment (other than a technical or non-substantive amendment) to or waiver of the Code with respect to an executive officer or director requires approval of the Board of Directors. In addition, any such amendment to or waiver of the Code with respect to an executive officer or director:

•	Shall be disclosed within five (5) days of such action on the Company’s website for a period of not less than twelve months, or in a filing on Form 8-K with the SEC.

•	Shall be reported in the Company’s next periodic report with the SEC if not previously reported on a Form 8-K.

Records of any disclosures relating to waivers of the Code shall be retained for no less than five years.
Adopted by the Board of Directors on May 20, 2020.